OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM: TO:

OCC Charter Number: 24442

1ST CENTURY BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

UNITED STATES	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Century Park East, Suite 1400, Los Angeles, California 90067
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 270-9500

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒                      No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                                                                Accelerated filer ☒                                                      Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No  ☒

As of June 30, 2007, the issuer had outstanding 9,898,884 shares of common stock, par value $5.00 per share, its only class of common stock.

i

PART I. FINANCIAL INFORMATION

ii

PART I. FINANCIAL INFORMATION

ITEM 1.  Financial Statements
1st Century Bank, N.A.
Unaudited Statements of Financial Condition
(in thousands, except share data)

	June 30, 2007	December 31, 2006
ASSETS
Cash and due from banks	$3,803	$4,687
Federal funds sold	10,905	16,505
Total cash and cash equivalents	14,708	21,192
Interest-earning deposits at other financial institutions	176	123
Investments – available for sale, at estimated fair value	33,714	42,406
Investments – held to maturity, at amortized cost	5,905	6,270
Loans, net of allowance for loan losses of $1,939 and $1,668 as of June 30, 2007 and December 31, 2006, respectively.	144,127	126,312
Premises and equipment, net	648	709
Accrued interest and other assets	4,018	3,740
Total Assets	$203,296	$200,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest-bearing demand deposits	$35,884	$29,929
Interest-bearing deposits:
Interest-bearing checking	4,573	4,348
Savings and money market	37,988	30,977
Certificates of deposit less than $100	1,549	18,204
Certificates of deposit of $100 or greater	67,408	61,629
Total Deposits	147,402	145,087
Accrued interest and other liabilities	1,494	1,556
Total Liabilities	148,896	146,643

Commitments and contingencies

Common stock, $5 par value – 50,000,000 shares authorized, 9,898,884 and 9,783,722 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	49,494	48,919
Additional paid-in capital	11,871	12,287
Pre-opening accumulated deficit	(1,596)	(1,596)
Accumulated deficit from operations	(4,478)	(4,893)
Accumulated other comprehensive loss, net of tax	(890)	(608)

Total Stockholders’ Equity	54,400	54,109
Total Liabilities and Stockholders’ Equity	$203,296	$200,752

The accompanying notes are an integral part of these unaudited financial statements.

1st Century Bank, N.A.
Unaudited Statements of Income
(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest income:
Loans	$2,620	$1,779	$5,253	$3,435
Investments	435	645	958	1,247
Other	500	318	918	635
Total interest income	3,555	2,742	7,129	5,317
Interest expense:
Deposits	1,184	622	2,506	1,159
Total interest expense	1,184	622	2,506	1,159
Net interest income	2,371	2,120	4,623	4,158
Provision for loan losses	254	113	271	113
Net interest income after provision for loans losses	2,117	2,007	4,352	4,045
Non-interest income	132	54	307	77
Non-interest expenses:
Compensation and benefits	1,123	1,075	2,293	2,163
Occupancy	216	201	422	370
Professional fees	182	95	632	240
Marketing	90	55	141	123
Technology	91	64	171	131
Other operating expenses	297	121	586	371
Total non-interest expenses	1,999	1,611	4,245	3,398
Income before income taxes	250	450	414	724
Income taxes	-	-	-	-
Net income	250	450	414	724
Other comprehensive income (loss)	(377)	(537)	(283)	(800)
Total comprehensive income (loss)	$(127)	$(87)	$131	$(76)

Basic income per share	$0.03	$0.05	$0.04	$0.07
Diluted income per share	$0.02	$0.04	$0.04	$0.07

The accompanying notes are an integral part of these unaudited  financial statements.

1st Century Bank, N.A.
Unaudited Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash flows from operating activities:
Net income	$414	$724
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	114	130
Provision for loan losses	271	113
Amortization of deferred loan costs (fees)	(126)	(140)
Non-cash stock compensation	265	82
Net (accretion) amortization of premiums & discounts from investment securities AFS	8	(10)
Net accretion of premiums & discounts from investment securities HTM	(5)	(7)
Increase in accrued interest receivable and other assets	(278)	(459)
Decrease in accrued interest payable and other liabilities	(62)	(453)
Net cash provided by (used in) operating activities	601	(20)
Cash flows from investing activities:
Net change in interest-earning deposits at other financial institutions	(53)	(1,511)
Activity in securities available for sale:
Purchases	(3,501)	(9,139)
Maturity and principal reductions	6,903	5,746
Proceeds from the sale of securities	4,999	-
Activity in securities held to maturity:
Purchases	(197)	(99)
Proceeds from principal reductions	567	636
Loan originations and principal collections	(17,903)	(13,915)
Purchase of premises and equipment	(53)	(76)
Net cash used in investing activities	(9,238)	(18,358)
Cash flows from financing activities:
Net increase in deposits	2,315	8,828
Exercise of stock options	122	47
Tax withholdings paid on net issuance exercise of stock options	(284)	-
Net cash provided by financing activities	2,153	8,875
Decrease in cash and cash equivalents	(6,484)	(9,503)
Cash and cash equivalents, beginning of period	21,192	15,249
Cash and cash equivalents, end of period	$14,708	$5,746

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,349	$1,188
Income taxes	-	-
Non-cash investing and financing activities:
Net increase in unrealized loss on investments AFS	$283	$800
Non-cash issuance of stock	$659	$-

The accompanying notes are an integral part of these unaudited financial statements.

1ST CENTURY BANK, N.A. NOTES TO FINANCIAL STATEMENTS, unaudited

(1)           Nature of Operation

1st Century Bank, N.A. (the “Bank”) was approved to open for business on March 1, 2004 in the State of California operating under the laws of a National Association (“N.A.”) regulated by the Office of the Comptroller of the Currency (“OCC”). The Bank is a commercial bank that focuses on closely held and family owned businesses and their employees, professional service firms, real estate professionals and investors, the legal, accounting and medical professions, and small and medium-sized businesses and individuals in Los Angeles County. The Bank provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of the business client base. The Bank is subject to both the regulations and periodic examinations by the OCC, which is the federal regulatory agency.

(2)           Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements as of June 30, 2007 and for the three and six month periods ended June 30, 2007 and 2006 have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all footnotes as would be necessary for a fair presentation of financial position, results of operations and changes in cash flows in conformity with accounting principles generally accepted in the United States of America. However, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments and accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. These unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a basis consistent with, and should be read in conjunction with, the audited financial statements as of and for the year ended December 31, 2006, and the notes thereto included in the Bank’s Form 10-K filed under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Certain items in the 2006 interim financial statements have been reclassified to conform to the 2007 presentation.

The results of operations for the three and  six month periods ended June 30, 2007, are not necessarily indicative of the results of operations that may be expected for any other interim period or for the year ending December 31, 2007.

Use of Estimates

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and with the prevailing practices in the banking industry.  Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates used by management in preparation of its financial statements include the allowance for loan losses and the valuation of deferred tax assets.  It is at least reasonably possible that a material change in this estimate may occur in the near term and cause actual results to differ materially.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes and confirms that repayment is not probable. Subsequent repayments or recoveries, if any, are credited to the allowance. The Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio to extrapolate reserve percentages at this time.  The provisions reflect management’s evaluation of the adequacy of the allowance based upon the following factors: estimates used from historical peer group loan loss data; the nature and volume of the loan portfolio including concentrations of credit; adverse situations that may affect the borrower’s ability to repay; the estimated value of any underlying collateral; and, prevailing economic conditions.  The allowance is based on estimates, and actual losses may vary from these estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-offs.  Management believes that the allowance as of June 30, 2007 is adequate to absorb known and inherent risks in the loan portfolio.

Income per Share

The Bank reports both basic and diluted income per share.  Basic income per share is determined by dividing income by the weighted average number of shares of common stock outstanding, while diluted income per share is determined by dividing income by the weighted average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents.  Potential dilutive common shares related to outstanding stock options and restricted stock are determined using the treasury stock method.

	Three Months Ended June 30,
	2007	2006
(dollars in thousands)

Net income	$250	$450
Weighted average number of common shares outstanding	9,857,804	9,726,113
Effect of dilutive options	216,651	772,979
Effect of dilution of restricted stock	268,803	96,939
Weighted average number of common shares outstanding used to calculate diluted income per common share	10,343,258	10,596,031

	Six Months Ended June 30,
	2007	2006
(dollars in thousands)

Net income	$414	$724
Weighted average number of common shares outstanding	9,827,282	9,725,334
Effect of dilutive options	256,670	788,412
Effect of dilution of restricted stock	260,078	95,829
Weighted average number of common shares outstanding used to calculate diluted income per common share	10,344,030	10,609,575

Actual shares outstanding as of June 30, 2007 and 2006, were 9,898,884 and 9,726,113 respectively.

Stock-Based Compensation

Prior to 2006, the Bank accounted for share-based compensation to employees under the intrinsic value method in Accounting Principles Board (“APB”) Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees.  On October 20, 2005, the Board approved the acceleration of vesting for all of the outstanding options.    During the three and six month periods ended June 30, 2007 and 2006, there were no stock compensation expenses recognized due to the estimated compensation expense required by FASB Interpretation No. 44 for the stock options that were accelerated in October 2005. Future non-cash stock compensation related to the acceleration of the vesting may fluctuate as a result of changes in management’s estimate due to unforeseen changes in the employment status of option holders.

Beginning on January 1, 2006, the Bank began recognizing compensation expense for stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised) (“SFAS No. 123R”), Share-Based Payment.  The Bank elected to use the modified prospective transition method as permitted by SFAS No. 123R and therefore has not restated the financial results for prior periods.  No options have been issued since adoption.

On October 20, 2005, the Bank granted 24,000 restricted stock awards to the directors with a vesting period of four months and 31,000 restricted stock awards to certain employees with a cliff vesting period of three years. On May 1, 2006, the Bank granted 26,500 restricted stock awards to the directors and 50,000 restricted stock awards to employees with a cliff vesting period of three years.  On January 24, 2007, the Bank granted 40,000 restricted stock awards to certain employees with various cliff vesting periods: 5,000 awards vesting on the grant date, 5,000 awards with a cliff vesting period of eight months, 10,000 awards with a cliff vesting period of twenty months, 10,000 awards with a cliff vesting period of thirty-two months, and 10,000 awards with a cliff vesting period of three years. Also, in January 2007, the Board granted 5,347 restricted stock awards to consultants which immediately vested.  On May 1, 2007, the Bank granted 127,500 restricted stock awards to certain employees with cliff vesting periods of one, two, three, and four years.  On June 1, 2007, the Bank granted 50,000 restricted stock awards to certain employees with cliff vesting periods of one, two, three, and four years.  The restricted stock awards, accounted for under SFAS No. 123R, are considered fixed awards as the number of shares and fair value is known at the date of grant and the value is amortized over the vesting and/or service period.  Non-cash stock compensation expense recognized in the unaudited statements of income related to the restricted stock awards was $153,000, and $265,000 for the three and six month periods ended June 30, 2007 respectively.

The following table represents the status of all optioned shares and exercise price for both plans for the period ended June 30, 2007 and 2006.

	June 30, 2007		June 30, 2006
Directors and Employees Stock Option Plan	Number of Options	Weighted Avg Exercise Price	Number of Options	Weighted Avg Exercise Price
Beginning Balance	1,904,554	$5.64	1,990,654	$6.09
Granted	-	-	-	-
Exercised	(102,815)	$5.05	(6,500)	$5.00
Forfeited	(652,566)	$6.41	-	-
Ending Balance	1,149,173	$5.98	1,984,154	$6.10

Of the 652,566 forfeited options, 374,585 shares of stock were cancelled in 2007, in order to pay for the exercise price and tax withholding on two net issuance exercises.  The weighted average remaining contractual life of options outstanding under the Directors and Employees Stock Option Plan were 6.95 years and 7.70 years at June 30, 2007 and 2006, respectively.  All options under the Directors and Employees Stock Option Plan were exercisable at June 30, 2007 and 2006.

		Six months ended
	June 30, 2007		June 30, 2006
Founders Stock Option Plan	Number of Options	Weighted Avg Exercise Price	Number of Options	Weighted Avg Exercise Price
Beginning Balance	135,700	$5.00	138,700	$5.00
Granted	-	-	-	-
Exercised	(2,000)	$5.00	(3,000)	$5.00
Forfeited	-	-	-	-
Ending Balance	133,700	$5.00	135,700	$5.00

The remaining contractual life of the Founders Stock Options outstanding was 6.66 years and 7.66 years at June 30, 2007 and June 30, 2006, respectively. All options under the Founders Stock Options Plan were exercisable at June 30, 2007 and 2006.

The aggregate intrinsic value of all options outstanding and exercisable at June 30, 2007 was $1,821,000.  The aggregate intrinsic value represents the difference between the Bank’s closing stock price on the last trading day of the period, which was $7.00 on June 29, 2007, and the exercise prices multiplied by the number of options outstanding.  The total intrinsic value of options exercised was approximately $507,000 and $42,000, for the six months ended June 30, 2007 and 2006, respectively.  Approximately $278,000 of the $507,000 represents the tax withholdings on the net issuance of stock options.

Non-vested Shares of Restricted Stock

	June 30, 2007		June 30, 2006
Restricted Shares	Number of Shares	Weighted Avg Fair Value at Grant Date	Number of Shares	Weighted Avg Fair Value at Grant Date
Beginning Balance	107,000	$8.12	55,000	$6.85
Granted	222,847	7.52	76,500	9.33
Vested	(10,347)	8.70	(24,000)	6.85
Forfeited	(8,250)	8.07	(7,500)	9.33
Ending Balance	311,250	$7.68	100,000	$8.56

The following table sets forth the Bank’s future restricted stock expense, assuming no forfeitures.

Year ending December 31
2007	$408,858
2008	740,295
2009	526,426
2010	146,296
2011	10,938
$1,832,813

The following table details the amount of shares authorized and available under the Plans as of June 30, 2007.

Shares Issued (1)	30% of Shares Issued (2)	Options Outstanding	Less Options Previously Exercised	Non-forfeited Restricted Shares Granted	Total Shares Available for Future Issuance
9,898,884	2,969,665	1,149,173	176,924	311,250	1,332,318

(1) Shares issued in the initial public offering and secondary offering totaled 5,280,000 and 4,399,613, respectively

(2) The number of shares authorized for awards of equity share options or awards of stock is limited to 30% of shares issued.

Adoption of FASB Interpretation No. 48

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in tax returns.  The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Bank adopted FIN 48 as of January 1, 2007 and the adoption of FIN 48 did not impact the Bank’s financial position or results from operations.

Recently Issued Accounting Pronouncement

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  This statement will be effective for financial statements for the year ending December 31, 2008.  Management is currently evaluating the impact of this pronouncement on the Bank.

(3)  Investment Securities

The following is a summary of the investments categorized as available-for-sale and held-to-maturity at the amortized cost and approximate market values with gross unrealized gains and losses at June 30, 2007 and December 31, 2006:

	June 30, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$6,501	$-	$(30)	$6,471
Mortgage-backed securities	27,281	-	(843)	26,438
Collateralized Mortgage Obligations	822	-	(17)	805
Total	$34,604	$-	$(890)	$33,714

	June 30, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$198	$-	$-	$198
Mortgage-backed securities	1,314	-	(64)	1,250
Collateralized Mortgage Obligations	4,393	1	(38)	4,356
Total	$5,905	$1	$(102)	$5,804

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$7,001	$-	$(58)	$6,943
Mortgage-backed securities	31,679	10	(570)	31,119
Collateralized Mortgage Obligations	4,333	13	(2)	4,344
Total	$43,013	$23	$(630)	$42,406

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,421	-	(43)	1,378
Collateralized Mortgage Obligations	4,749	20	(19)	4,750
Total	$6,270	$20	$(62)	$6,228

At June 30, 2007, the carrying amount of securities pledged to the Federal Home Loan Bank of San Francisco, to secure a borrowing facility, was $4,659,000.  The Bank had no borrowings outstanding at June 30, 2007 or December 31, 2006.  Additionally, at June 30, 2007, the carrying amount of securities pledged to the State of California Treasurer’s Office to secure deposits received from them was $34,760,000.  Of the $34,760,000 in pledged securities, $32,908,000 was designated available-for-sale and $1,852,000 was designated held-to-maturity.

The amortized cost and fair value of investment securities by contractual maturity and weighted average yields at June 30, 2007 are as follows below:

(dollars in thousands)
Held-to-Maturity	1 Year or Less	Weighted Average Yield	After 1 Through 5 Years	Weighted Average Yield	After 5 Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
U.S. Government Agency	$198	4.99%	$-	-%	$-	-%	$-	-%	$198	4.99%
Mortgage-backed Securities	-	-	-	-	-	-	1,314	4.58	1,314	4.58
Collateralized Mortgage Obligations	-	-	-	-	-	-	4,393	5.12	4,393	5.12
Total	$198	4.99%	$-	-%	$-	-%	$5,707	4.99%	$5,905	4.99%

Available-for-Sale
U.S. Government Agency	$2,970	3.36%	$3,501	5.21%	$-	-%	$-	-%	$6,471	4.36%
Mortgage-backed Securities	1,063	2.58	3,162	3.56	7,413	4.45	14,800	4.44	26,438	4.26
Collateralized Mortgage Obligations	-	-	-	-	-	-	805	5.54	805	5.54
Total	$4,033	3.15%	$6,663	4.49%	$7,413	4.45%	$15,605	4.50%	$33,714	4.31%

Information pertaining to securities with gross unrealized losses at June 30, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than Twelve Months		Over Twelve Months
(dollars in thousands)
Investments-Available-for-Sale	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. Gov’t and Federal Agency Securities	$-	$-	$(30)	$2,970
FHLMC/FNMA – issued Mortgage-backed securities	-	805	(843)	26,438
Collateralized Mortgage Obligations	(17)	-	-	-
Total securities available-for-sale	$(17)	$805	$(873)	$29,408

Investments-Held-to-Maturity
U.S. Gov’t and Federal Agency Securities	$-	$-	$-	$-
FHLMC/FNMA – issued Mortgage-backed securities	-	-	(64)	1,250
Collateralized Mortgage Obligations	(23)	2,195	(15)	523
Total securities held-to-maturity	$(23)	$2,195	$(79)	$1,772

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At June 30, 2007, market value of securities which have been in a continuous loss position for 12 months or more totaled $31.2 million, with unrealized losses of $952,000.  For investments in an unrealized loss position at June 30, 2007, the Bank has the intent and ability to hold these investments until the full recovery of their carrying value.  All individual securities that have been in a continuous loss position for 12 months or longer at June 30, 2007 had investment grade ratings upon purchase.  The issuers of these securities have not, to the Bank’s knowledge, established any cause for default on these securities and the various rating agencies have reaffirmed these securities’ investment grade status at June 30, 2007.  Therefore, none of the securities are considered other-than-temporarily impaired at June 30, 2007.

(4)	Loans

As of June 30, 2007 and December 31, 2006, gross loans outstanding totaled $146.2 million and $128.1 million, respectively within the following loan categories:

	June 30, 2007		December 31, 2006
(dollars in thousands)	Amount Outstanding	Percent of Total	Amount Outstanding	Percent of Total
Commercial (1)	$77,202	52.8%	$92,849	72.4%
Real estate mortgage (2)	61,323	42.0%	25,438	19.9%
Consumer and other (3)	7,640	5.2%	9,848	7.7%
	146,165	100.0%	128,135	100.0%
Less - net unearned fee income	(99)		(155)
Less - allowance for loan losses	(1,939)		(1,668)
Loans, net	$144,127		$126,312

(1)	Unsecured commercial loan balances were approximately $22.9 million and $33.1 million at June 30, 2007 and December 31, 2006, respectively.
(2)	Real estate loans include commercial properties, multi-family residences, single-family residences, HELOC, construction, and land development.
(3)	Unsecured consumer loan balances were approximately $7.4 million and $2.7 million at June 30, 2007 and December 31, 2006, respectively.

There were no nonaccrual loans at June 30, 2007 and December 31, 2006.

The following is a summary of activity for the allowance for loan losses for the three and six months ended June 30, 2007.

(in thousands)	Three months ended June 30, 2007	Six months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2006
Balance at beginning of period	$1,685	$1,668	$1,164	$1,164
Provision for loan losses	254	271	113	113
Charge-offs	-	-	-	-
Recoveries	-	-	-	-
Balance at end of period	$1,939	$1,939	$1,277	$1,277

Undisbursed commitments to extend credit, primarily related to commercial and home equity lines of credit and letters of credit, amounted to $65,188,000 and $52,066,000 at June 30, 2007 and December 31, 2006, respectively.  An allowance for losses on these undisbursed commitments totaled $161,000 and $127,000 at June 30, 2007 and December 31, 2006, respectively.  The inherent risk associated with the loan is evaluated at the same time the credit is extended. However, the allowance held for the commitments is reported in other liabilities within the accompanying Statements of Financial Condition, and not as part of the allowance for loan losses in the above table.

(5)	Deposits

The following table reflects the summary of deposit categories by dollar and percentage at June 30, 2007 and December 31, 2006:

	June 30, 2007		December 31, 2006
(dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Non-interest-bearing demand deposits	$35,884	24.3%	$29,929	20.6%
Interest-bearing demand deposits	4,573	3.1%	4,348	3.0%
Savings and money market deposits	37,988	25.8%	30,977	21.4%
Certificates of deposit	68,957	46.8%	79,833	55.0%
	$147,402	100.0%	$145,087	100.0%

The aggregate amount of certificates of deposits of $100,000 or more at June 30, 2007 and December 31, 2006 was $67,408,000 and $61,629,000, respectively. At June 30, 2007, the Bank had four deposits from the State of California Treasurer’s Office totaling $29 million representing 19.7% of total deposits. The State of California Treasurer’s Office deposits are scheduled to mature as follows: $10 million on July 5, 2007; $3 million on September 5, 2007; $10 million on September 13, 2007; and $6 million on September 21, 2007.  The $10 million deposit that matured on July 5, 2007 was renewed and matures on October 4, 2007.

The table below sets forth the amount and remaining maturities of certificates of deposit at June 30, 2007.

(dollars in thousands)	Six months and less	Greater than Six months through one year	Greater than one year
0.00% to 2.99%	$3	$-	$-
3.00% to 3.99%	590	14	7
4.00% to 4.99%	21,599	-	-
5.00% to 5.50%	46,478	266	-
Total	$68,670	$280	$7

(6)	Borrowings

At June 30, 2007, the Bank had approximately $4.4 million in borrowing capacity at the Federal Home Loan Bank of San Francisco as well as $30 million in Federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.  The Bank did not have any borrowings outstanding at June 30, 2007 or December 31, 2006.

(7)	Commitments and Contingencies

Commitments to Extend Credits

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve various levels and elements of credit and interest rate risk in excess of the amount recognized in the accompanying financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. As of June 30, 2007, the Bank had $60.6 million of commitments to extend credit to customers and $4.4 million in standby/commercial letters of credit.  The Bank also guarantees the outstanding balance on credit cards offered at the Bank, but underwritten by another financial institution.  The outstanding balances on these credit cards were $22,000 as of June 30, 2007.

Litigation

The Bank from time to time is party to lawsuits, which arise out of the normal course of business. As of June 30, 2007, the Bank did not have any litigation that management believes will have a material impact on the Statements of Financial Condition or Statements of Operations.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING STATEMENTS

The following represents management’s discussion and analysis of the financial condition and operating results of 1st Century Bank, N.A, for the three and six month periods ended June 30, 2007 and 2006 and our financial condition, liquidity and capital resources at June 30, 2007 and December 31, 2006. The discussion should be read in conjunction with our Form 10-K for the year ended December 31, 2006 and the unaudited financial statements for the quarters ended June 30, 2007 and 2006 and the notes thereto appearing elsewhere in this Report.

Certain statements in this Report on Form 10-Q constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. 1st Century Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. Forward-looking statements do not relate to historical or current facts and often include the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “could,” “would,” “should,” or “may.” Such forward-looking statements are based on current information and assumptions about future events over which we have no control and our business is subject to a number of risks and uncertainties that could cause our financial condition or operating results in the future to differ significantly from those expected at the current time. Factors that might cause such a difference include but are not limited to global, political and economic conditions, natural disaster, competition in the geographic and business areas in which we conduct our operations, fluctuations in interest rates, credit quality and government regulation as described further in our Form 10-K for the year ended December 31, 2006 under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

OVERVIEW

The Bank is a full service commercial bank headquartered in the Century City area of Los Angeles, California. The Bank’s primary focus is relationship banking to family owned and closely held businesses, professional service firms, high net worth individuals, real estate investors, entrepreneurs, the legal, accounting, and medical professions and small and medium-sized businesses.  The Bank also provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of our business client base.

For the quarters ended June 30, 2007 and 2006, the Bank recorded net income of $250,000 and $450,000, respectively.  Net interest income was $2.4 million and $2.1 million for three month periods ended June 30, 2007, and 2006, respectively, representing an increase of $251,000 or 11.8%. The improvement in net interest income was primarily the result of the growth in earning assets when comparing the three month periods ended June 30, 2007, and 2006, respectively. The net interest margin was 4.57% and 4.93% for the three month periods ended June 30, 2007 and 2006, respectively, which represents a decrease of 0.36%.  The decrease in net interest margin was a result of an increase in the rate paid on interest-bearing deposits from 2.05% to 3.94%, offset by an increase in yield on earning assets from 6.38% to 6.85% for the three months ended June 30, 2006 and 2007, respectively.

For the six month periods ended June 30, 2007 and 2006, the Bank recorded net income of $414,000 and $724,000, respectively.  The decrease in earnings when comparing the six month periods ended June 30, 2007 and 2006 of $310,000 was primarily the result of expenses relating to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and professional fees paid to consultants in the first quarter of 2007.  Net interest income for the six month periods ended June 30, 2007 and 2006 was $4.6 million and $4.2 million, respectively, representing a $465,000, or 11.2% increase.  The increase primarily resulted from a $1.8 million increase in interest income from loans offset by a $1.3 million increase in interest paid on certificates of deposit and money market deposits.

CRITICAL ACCOUNTING POLICIES

           The significant accounting policies are described in Note 1 to the financial statements in the Bank’s Form 10-K for the year ended December 31, 2006.  We believe that the estimates and assumptions that require management’s most subjective judgments are most important to the portrayal of our financial condition and results of operations. These estimates and assumptions help form the basis for the accounting policies which are deemed to be the most critical to the Bank.

The allowance for loan losses is established through a provision for loan losses charged to operations. These provisions reflect management’s evaluation of the adequacy of the allowance based upon estimates derived from historical peer group loan loss data because the Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio. Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, and historical peer group loan loss data to determine the adequacy of the allowance for loan losses. The allowance is based on estimates, and actual losses may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-off of loans. Management believes that the allowance as of June 30, 2007 is adequate to absorb known and inherent risks in the loan portfolio.

The Bank has established a deferred tax asset, the majority of which is represented by the cumulative net operating loss. In order for the Bank to utilize the benefit of the deferred tax asset, the Bank must generate aggregate taxable earnings equal to the amount of the deferred tax asset prior to expiration of the net operating loss. Estimates of future taxable income are considered in evaluating if it is more likely than not that the benefit of the deferred tax asset will be realized. At June 30, 2007, a 100% valuation allowance has been established due to the fact that, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

SUMMARY OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

During the three month periods ended June 30, 2007 and 2006, net income was $250,000 or $0.02 per diluted share and $450,000 or $0.04 per diluted share, respectively.  During the six month period ended June 30, 2007 and 2006, net income was $414,000 or $0.04 per diluted share and $724,000 or $0.07 per diluted share, respectively.

Total assets at June 30, 2007 were $203.3 million representing an increase of approximately $2.5 million or 1.25% from $200.8 million reported at December 31, 2006. Gross loans at June 30, 2007 were $146.2 million, which represents an increase of $18.1 million or 14.1% from $128.1 million at December 31, 2006. Total deposits increased approximately $2.3 million or 1.6% from $145.1 million at December 31, 2006 to $147.4 million at June 30, 2007.

Set forth below are certain key financial performance ratios and other financial data for the periods indicated:

	Three months ended	Three months ended
	June 30, 2007	June 30, 2006
Return on average assets (1)	0.47%	1.02%
Return on average stockholders’ equity (1)	1.83%	3.39%
Average equity to average assets	25.70%	31.18%
Net interest margin (2)	4.57%	4.93%
(1) Annualized results
(2) Net interest income annualized as a percentage of total average earning assets.

	Six months ended	Six months ended
	June 30, 2007	June 30, 2006
Return on average assets (1)	0.39%	0.83%
Return on average stockholders’ equity (1)	1.51%	2.72%
Average equity to average assets	25.55%	31.18%
Net interest margin (2)	4.45%	4.90%
(1) Annualized results
(2) Net interest income annualized as a percentage of total average earning assets.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Our primary source of revenue is net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. For the three month periods ended June 30, 2007 and 2006, average interest-earning assets were $207.6 million and $171.9 million, respectively, generating net interest income of $2.4 million and $2.1 million, respectively. For the six month periods ended June 30, 2007, and 2006, average interest-earning assets were $208.0 million and $169.5 million, respectively, generating net interest income of $4.6 million and $4.2 million respectively. The increase in net interest income in 2007 reflects the increase in interest-earning assets, primarily Federal funds sold and loans funded by deposit growth.  The growth in average interest-earning assets was 20.8% when comparing June 30, 2007 to June 30, 2006. Net interest income of $4.6 million for the six months ended June 30, 2007 reflects an increase of 11.2% compared to the six months ended June 30, 2006. The net interest margins and net interest spread are calculated on an annualized basis to equally compare 2007 to 2006.

           For the three month periods ended June 30, 2007 and 2006, the net interest margin (annualized net interest income divided by average interest-earning assets) was 4.57% compared to 4.93%, respectively.  For the six month periods ended June 30, 2007 and 2006, the net interest margin was 4.45% compared to 4.90%, respectively.

           The decrease in net interest margin, when comparing the three months and six months period ended June 30, 2007 to June 30, 2006, was primarily due to an increase in the average balances of certificates of deposits at higher interest rates, as a percentage of total interest-bearing liabilities and an increase in rates paid for money market deposits.

The following table sets forth the Bank’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the three month periods ended June 30, 2007 and June 30, 2006:

	Three months ended June 30,
	2007			2006
(dollars in thousands)	Average	Quarterly	Annualized	Average	Quarterly	Annualized
Assets	Balance	Inc/Exp	Yield	Balance	Inc/Exp	Yield
Federal funds sold	$35,441	$461	5.20%	$17,916	$216	4.83%
Interest-earning deposits at other fin inst	169	4	9.23%	5,416	68	5.02%
U.S. Gov't Treasuries	198	2	4.91%	99	1	4.69%
U.S. Gov't-Sponsored Agencies	3,578	32	3.56%	10,006	88	3.53%
Mortgage-backed securities	34,162	401	4.69%	46,064	556	4.83%
Federal Reserve Bank stock	1,642	24	5.99%	1,603	24	5.99%
Federal Home Loan Bank stock	941	11	4.48%	761	10	5.27%
Loans(1)	131,512	2,620	7.97%	90,034	1,779	7.90%
Earning assets	207,643	3,555	6.85%	171,899	2,742	6.38%
Other assets	5,139			3,856
Total assets	$212,782			$175,755
Liabilities
Interest checking (NOW)	$5,454	7	0.58%	$5,479	6	0.48%
Money market deposits	46,576	336	2.88%	49,374	210	1.70%
Savings	740	1	0.49%	499	1	0.74%
CDs	67,324	840	5.15%	37,553	405	4.31%
Total interest-bearing deposits	120,094	1,184	3.94%	92,905	622	2.05%
Demand deposits	36,017			28,394
Other liabilities	1,979			1,328
Equity	54,692			53,128
Total liabilities & equity	$212,782			$175,755

Net interest income / spread		$2,371	2.91%		$2,120	4.33%
Net interest margin			4.57%			4.93%

(1)  Yield and amounts earned on loans include loan fees of $45,000 and $29,000 for the three month periods ended June 30, 2007 and 2006, respectively.

The following table sets forth the Bank’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the six month periods ended June 30, 2007 and June 30, 2006:

	Six months ended June 30,
	2007			2006
(dollars in thousands)	Average	YTD	Annualized	Average	YTD	Annualized
Assets	Balance	Inc/Exp	Yield	Balance	Inc/Exp	Yield
Federal funds sold	$32,792	$849	5.18%	$19,732	$451	4.57%
Interest-earning deposits at other fin inst	287	7	4.89%	5,117	120	4.69%
U.S. Gov't Treasuries	167	4	4.82%	100	2	4.09%
U.S. Gov't-Sponsored Agencies	4,144	77	3.71%	9,747	167	3.43%
Mortgage-backed securities	36,816	877	4.76%	45,444	1,078	4.75%
Federal Reserve Bank stock	1,646	49	5.95%	1,607	48	5.95%
Federal Home Loan Bank stock	908	13	2.79%	612	16	5.28%
Loans(1)	131,286	5,253	8.00%	87,179	3,435	7.88%
Earning assets	208,046	7,129	6.85%	169,538	5,317	6.27%
Other assets	5,351			4,247
Total assets	$213,397			$173,785
Liabilities
Interest checking (NOW)	$4,479	13	0.59%	$5,551	16	0.57%
Money market deposits	43,865	653	2.98%	47,705	389	1.63%
Savings	643	2	0.49%	561	1	0.49%
CDs	73,040	1,838	5.14%	37,098	753	4.06%
Total interest-bearing deposits	122,027	2,506	4.11%	90,915	1,159	1.95%
Demand deposits	34,957			27,990
Other liabilities	1,899			1,633
Equity	54,514			53,247
Total liabilities & equity	$213,397			$173,785

Net interest income / spread		$4,623	2.74%		$4,158	4.32%
Net interest margin			4.45%			4.90%

(1)  Yield and amounts earned on loans include loan fees of $126,000 and $140,000 for the six month periods ended June 30, 2007 and 2006, respectively.

The following table reflects the changes in interest income, including loan fees, and interest paid for the three month periods ended June 30, 2007 to 2006 and the extent to which those changes were attributable to changes in volumes of or changes in rates earned on interest-earning assets and changes in volume of and rates paid on interest-bearing liabilities.

Changes in interest earned and interest paid due to the mix of earning assets and interest-bearing liabilities have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Three Months Ended June 2007 Compared to
	Three Months Ended June 2006
	Increase (Decrease) due to Changes in
			Total
			Increase
(dollars in thousands)	Volume	Rate	(Decrease)
Interest income:
Federal funds sold	$229	$16	$245
Interest-earning deposits at other financial institutions	(121)	57	(64)
U.S. Gov’t Treasuries	1	-	1
U.S. Gov’t-Sponsored Agencies	(57)	1	(56)
Mortgage-backed securities	(140)	(15)	(155)
Federal Reserve Bank stock	-	-	-
Federal Home Loan Bank stock	2	(1)	1
Loans	826	15	841
Total increase in interest income	740	73	813

Interest expense:
Interest checking (NOW)	-	1	1
Savings and money market deposits	(19)	145	126
CD’s	372	63	435
Total increase in interest expense	353	209	562
Net increase in net interest income	$387	$(136)	$251

The following table reflects the changes in interest income, including loan fees, and interest paid in the six month periods ended June 30, 2007 to 2006 and the extent to which those changes were attributable to changes in volumes of or changes in rates earned on interest earning assets and changes in volume of and rates paid on interest-bearing liabilities.

Changes in interest earned and interest paid due to the mix of earning assets and interest-bearing liabilities have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Six Months Ended June 2007 Compared to
	Six Months Ended June 2006
	Increase (Decrease) due to Changes in
			Total
			Increase
(dollars in thousands)	Volume	Rate	(Decrease)
Interest income:
Federal funds sold	$338	$60	$398
Interest-earning deposits at other financial institutions	(121)	9	(112)
U.S. Gov’t Treasuries	2	-	2
U.S. Gov’t-Sponsored Agencies	(104)	14	(90)
Mortgage-backed securities	(206)	4	(202)
Federal Reserve Bank stock	1	-	1
Federal Home Loan Bank stock	4	(8)	(4)
Loans	1,765	54	1,819
Total increase in interest income	1,679	133	1,812

Interest expense:
Interest checking (NOW)	(3)	1	(2)
Savings and money market deposits	(57)	321	264
CD’s	904	180	1,084
Total increase in interest expense	844	502	1,346
Net increase in net interest income	$835	$(369)	$466

NON-INTEREST INCOME

Non-interest income increased to $132,000 from $54,000 for the three month periods ended June 30, 2007 and 2006, respectively.  For the six month periods ended June 30, 2007 and 2006 non-interest income was $307,000 and $77,000, respectively.  The increase was primarily due to syndication fees totaling $125,000.  The syndication fees were related to two loans in which the Bank provided syndication services for other financial institutions.  A syndicated loan is a loan in which the Bank sources, arranges, and manages a multi-bank facility.

NON-INTEREST EXPENSES

Total non-interest expenses were $2.0 million and $1.6 million for the three month periods ended June 30, 2007 and 2006, respectively.   Non-interest expense was $4.2 million and $3.4 million for the six month periods ended June 30, 2007 and 2006, respectively.  The increase in non-interest expense was primarily due to professional fees, other operating expenses, and compensation and benefits.  Professional fees include audit, consultant and legal fees, which have all increased over the previous period due to the regulatory and compliance activities, primarily related to the Sarbanes-Oxley Act of 2002. The increase in compensation and benefits was primarily from adding additional personnel focused on loan and deposit growth.

The Bank has a non-cancelable ten year lease for the branch and administrative offices that will expire June 2014.  The future commitments are approximately $3.7 million at June 30, 2007.

FINANCIAL CONDITION

ASSETS

At June 30, 2007, the Bank had $203.3 million in total assets compared to $200.8 million at December 31, 2006 and $170.1 million at June 30, 2006.  This represents an increase of $2.5 million or 1.2% from $200.8 million at December 31, 2006 and a $33.2 million or 19.5% increase from $170.1 million at June 30, 2006. The increase in total assets of $2.5 million from December 31, 2006 was funded by growth in total deposits of $2.3 million.

The following summarizes the interest-earning assets:

	June 30,	December 31,
(dollars in thousands)	2007	2006
Federal funds sold	$10,905	$16,505
Interest-earning deposits at other financial institutions	176	123
Investments – available for sale, at estimated fair value	33,714	42,406
Investments – held to maturity, at amortized cost	5,905	6,270
Gross Loans	146,165	128,135

INVESTMENT SECURITIES

The securities are generally United States Agency obligations with relatively short-term maturities and United States Agency pass-through securities (mortgage-backed securities). Expected maturities of the United States Agency obligations may change due to the issuer’s right to call the bond. Expected maturities of the mortgage backed securities may change with respect to the borrower’s right to early payoff or pay down faster than normal prepayment.   See Note 3 – Investment Securities in the accompanying unaudited financial statements for summary information regarding the investment portfolio at June 30, 2007 and December 31, 2006.

LOANS

Total gross loans increased $18.0 million or 14.1% from $128.1 million at December 31, 2006 to $146.1 million at June 30, 2007. Real estate loans increased $35.9 million offset by a reduction in commercial loans of $2.2 million.  See Note 4 – Loans in the accompanying unaudited financial statements for summary information regarding the loan portfolio at June 20, 2007 and December 31, 2006.

ALLOWANCE FOR LOAN LOSSES

The Bank maintains an allowance for loan losses at an amount which it believes is sufficient to provide adequate protection against losses inherent in the portfolio as of the balance sheet date. Management’s periodic evaluation of the adequacy of the allowance is based on such factors as known and inherent risks in the portfolio, local economic and business conditions, peer bank information, internal credit reviews, and regulatory examinations. Although management utilizes information currently available to evaluate the allowance for loan losses, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors.

During the time a loan is outstanding, it is subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes, floods or fire). Although management has established an allowance for loan losses that it considers adequate, there can be no assurance that the established allowance for loan losses will be sufficient to offset losses on loans in the future.

At June 30, 2007, there were $146.2 million in gross loans outstanding and $60.6 million in commitments to fund loans and $4.4 million in commercial and standby letters of credit.  The provisions for off-balance sheet commitments were $161,000 and $127,000 at June 30, 2007 and December 31, 2006, respectively, and were included in Other Liabilities. No loans were charged-off nor were any recoveries made during the three and six month periods ended June 30, 2007. The following is a summary of the allowance for loan losses for the three and six month periods ended as of June 30, 2007:

(in thousands)	Three months ended June 30, 2007	Six months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2006
Balance at beginning of period	$1,685	$1,668	$1,164	$1,164
Provision for loan losses	254	271	113	113
Charge-offs	-	-	-	-
Recoveries	-	-	-	-
Balance at end of period	$1,939	$1,939	$1,277	$1,277

 DEPOSITS

The following table reflects the quarterly average balances with the corresponding weighted average interest rate (WAIR) paid on the deposit categories at June 30, 2007 and 2006:

	June 30, 2007		June 30, 2006
(dollars in thousands)	Quarterly Average	WAIR	Quarterly Average	WAIR
Non-interest-bearing demand deposits	$36,016	0.00%	$28,394	0.00%
Interest-bearing demand deposits	5,454	0.58%	5,479	0.48%
Savings and money market deposits	47,316	2.85%	49,873	1.69%
Certificates of deposit	67,324	4.99%	37,553	4.31%
	$156,110	3.03%	$121,299	2.05%

LIQUIDITY

Liquidity, as it relates to banking, is the ability to meet loan commitments and to honor deposit withdrawals through either the sale or maturity of existing assets or the acquisition of additional funds through deposits or borrowing. The Bank’s main sources of funds to provide liquidity are maturities of overnight Federal funds sold, maturities of investments, loan repayments, and increases in deposits.  The Bank also maintains lines of credit with the Federal Home Loan Bank and other correspondent financial institutions.

The liquidity ratio (the sum of cash, Federal funds sold and available-for-sale investments, excluding pledged amounts, divided by total assets) was 12.5% at June 30, 2007 and 16.8% at December 31, 2006.  At June 30, 2007, we had approximately $4.4 million in borrowing capacity at the Federal Home Loan Bank of San Francisco as well as $30 million in Federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.

CAPITAL RESOURCES

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet the minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items that are calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Quantitative measures are established by regulation to ensure capital adequacy which requires the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets and of Tier I capital to average assets.  The regulatory capital guidelines as well as the Bank’s actual capitalization for the Bank as of June 30, 2007, are as follows:

	Requirement
	Adequately Capitalized	Well Capitalized	Bank

Total risk-based capital ratio	8.0%	10.0%	33.60%
Tier 1 risk-based capital ratio	4.0%	6.0%	32.37%
Tier 1 leverage capital ratio	4.0%	5.0%	25.98%

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

INTEREST RATE RISK MANAGEMENT

The Bank’s current business plan is subject to interest rate risk, which is the impact that changes in interest rates would have on future earnings. The Management Asset/Liability committee manages interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities. The principal objective of asset/liability management is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income is the primary source of earnings and is affected by interest rate movements. Changes in interest rates have a lesser impact the more that assets and liabilities reprice in approximately equivalent amounts within basically the same time intervals. Disproportionate balances in these repricing opportunities at any point in time constitute interest sensitivity gaps, which is the difference between interest sensitive assets and interest sensitive liabilities. The models’ static measurements are best used as early indicators of potential interest rate exposures and do not reflect the results of any projected activity.

An asset sensitive gap is an excess amount of interest sensitive assets over interest sensitive liabilities, whereas a liability sensitive gap is an excess of interest sensitive liabilities over interest sensitive assets. A mismatched gap position generally indicates the changes in income from interest-earning assets are not completely proportionate to changes in the cost of interest-bearing liabilities in a changing rate environment, resulting in net interest income volatility. Generally, if rate sensitive assets exceed rate sensitive liabilities, net interest income will be positively impacted during a rising interest rate environment and negatively impacted during a declining interest rate environment. On the other hand, if rate sensitive liabilities exceed rate sensitive assets, net interest income will be positively impacted during a declining interest rate environment and negatively impacted in an increasing interest rate environment. Net interest income volatility risk can be mitigated by various strategies, including the administration of liability costs and the reinvestment of asset maturities. Although assets and liabilities products offered by depository institutions may respond differently to changes in the interest rate environment, the “gap” between assets and liabilities is only a general indicator of interest rate sensitivity and how volatile our net interest income might be affected by changing interest rates. Furthermore, the prepayment of loans and securities available for sale, and early withdrawals of certificates of deposit, may change the interest sensitivity.

The following table sets forth the distribution of rate sensitive assets and liabilities at the date indicated:

RATE SENSITIVITY

June 30, 2007
(Dollars in thousands)	Three Months or Less	Over Three Through Twelve Months	Over One Year Through Five Years	Over Five Years	Total
Assets
Federal funds sold	$10,905	$-	$-	$-	$10,905
Interest-bearing balances and other short-term investments	76	100	-	-	176
Investments	99	4,133	6,663	28,723	39,618
Federal Reserve Bank and Federal Home Loan Bank stock	-	-	-	2,597	2,597
Loans, gross	79,656	13,593	28,044	24,772	146,065
Rate Sensitive Assets	90,736	17,826	34,707	56,092	199,361

Liabilities
Interest-bearing demand deposits	4,573	-	-	-	4,573
Savings and money market deposits	37,988	-	-	-	37,988
Certificates of deposit	60,820	8,131	7	-	68,958
Other borrowings	-	-	-	-	-
Rate Sensitive Liabilities	103,381	8,131	7	-	111,519

Interval Gaps:
Interest rate sensitivity gap	$(12,645)	$9,695	$34,700	$56,092	$87,842
Rate sensitive assets to rate sensitive liabilities	88%	219%	N/M	N/M	179%

Cumulative Gaps:
Cumulative interest rate sensitivity gap	$(12,645)	$(2,950)	$31,750	$87,842	$87,842
Rate sensitive assets to rate sensitive liabilities	88%	97%	128%	179%	179%

The “Rate Sensitivity” table above reflects that the Bank was asset sensitive in each of the repricing periods except in the three months or less category. The assets and liabilities are classified by the earlier of the repricing or maturity date in accordance with the contractual terms of the assets.

ITEM 4. Controls and Procedures

As of the end of the quarter, the Bank’s management evaluated, under the supervision and with the participation of the chief executive officer and the chief financial officer, the effectiveness of the design and operation of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as adopted by the OCC (the “Exchange Act”)).  We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  Based on this evaluation, the chief executive officer and the chief financial officer have concluded that, as of the end of such quarter, our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed by the Bank in the periodic Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the Securities an Exchange Commission rules and forms, and to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including the chief executive officer and the chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls Over Financial Reporting

There were no changes to our internal control over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	Legal Proceedings

Not applicable.

ITEM 1A.	Risk Factors

In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Part II, Item 7 of the Annual Report on Form 10-K for the year ended December 31, 2006, which could materially affect our business, financial condition or results of operations. The risks described in the Annual Report on Form 10-K are not the only risks facing the Bank. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations.

ITEM 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

ITEM 3.	Defaults Upon Senior Securities

Not applicable.

ITEM 4.	Submission of Matters to a Vote of Security Holders

Our Annual Meeting of Shareholders was held on May 24, 2007.  The matters voted on at the meeting and the number of votes cast for, against or withheld are as follows:

(1)	The following persons were elected to serve as directors and received the number of votes set opposite their respective names:

	Votes For	Votes Against	Abstain

William S. Anderson	6,716,188	0	44,600

Christian K. Bement	6,716,188	0	44,600

Dave Brooks	6,711,188	0	49,600

Joseph J. Digange	6,716,188	0	44,600

Jason P. DiNapoli	6,358,038	0	402,750

Marshall S. Geller	6,699,838	0	60,950

Alan D. Levy	6,716,188	0	44,600

Joanne C. Kozberg	6,716,188	0	44,600

Robert A. Moore	6,372,038	0	388,750

Barry D. Pressman	6,716,188	0	44,600

Alan I. Rothenberg	6,686,838	0	73,950

Lewis N. Wolff	6,716,188	0	44,600

(2)	A proposal regarding the ratification of the appointment of Grant Thornton LLP as the Bank’s independent public accounting firm was approved by the following vote:

Votes For	Votes Against	Abstain

6,731,463	9,200	20,125

ITEM 5.	Other Information

Not applicable.

ITEM 6.	Exhibits

31.1	Chief Executive Officer Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

31.2	Chief Financial Officer Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

32.1	Chief Executive Officer Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

32.2	Chief Financial Officer Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

SIGNATURES

In accordance with section 13 or 15(d) of the Securities Exchange Act, as adopted by the Comptroller, the registrant caused this report to be signed on its behalf by the undersigned, thereunto authorized, on the 9th day of August, 2007.

1ST CENTURY BANK, NATIONAL ASSOCIATION

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

By:	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and
Chief Financial Officer

EXHIBIT 31.1

CERTIFICATIONS

We, Alan Rothenberg and Jason DiNapoli, certify that:

1.      We have reviewed this report on Form 10-Q of 1st Century Bank, National Association;

2.      Based on our knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on our knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      We and the registrant’s other certifying officer are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)           Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)           Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      We and the registrant’s other certifying officer have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 9, 2007	/s/ Alan I. Rothenberg
Alan I. Rothenberg, Chairman and
Chief Executive Officer

Date: August 9, 2007	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXHIBIT 31.2

CERTIFICATIONS

I, Dan T. Kawamoto, certify, that:

1.      I have reviewed this report on Form 10-Q of 1st Century Bank, National Association;

2.      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)           Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)           Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 9, 2007	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of 1st Century Bank, National Association (the “Bank”) on Form 10-Q for the quarter ended June 30, 2007, as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), I, Alan I. Rothenberg, Chairman and Chief Executive Officer of the Bank, and I, Jason P. DiNapoli, President and Chief Operating Officer of the Bank, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

Date: August 9, 2007	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman and Chief Executive Officer

Date: August 9, 2007	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXHIBIT 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of 1st Century Bank, National Association (the “Bank”) on Form 10-Q for the quarter ended June 30, 2007, as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), I, Dan T. Kawamoto, Executive Vice President and Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

Date: August 9, 2007	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and
Chief Financial Officer